Exhibit 99.1

CHENIERE ENERGY, INC. NEWS RELEASE

Cheniere Energy Announces Pricing of

Sabine Pass LNG, L.P.’s $183.5 Million Senior Notes Offering

Houston, Texas – September 10, 2008 – Cheniere Energy, Inc. (AMEX: LNG) announced today that its subsidiary, Sabine Pass LNG, L.P., has priced an offering of $183.5 million aggregate principal amount of 7 1/2% senior secured notes due 2016. The notes will provide Sabine Pass LNG with approximately $145 million of gross proceeds. The offering is scheduled to close on September 15, 2008. The notes are being offered and sold in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or in offshore transactions to non-United States persons in reliance on Regulation S under the Securities Act.

The proceeds from the offering will be used for construction, cool down, commissioning and completion costs of the Sabine Pass LNG receiving terminal and for working capital and other general business purposes of Sabine Pass LNG, including payment of transaction costs and expenses.

These notes constitute an additional issuance of Sabine Pass LNG’s 7 1/2% Senior Secured Notes due 2016 pursuant to the indenture, dated as of November 9, 2006, under which Sabine Pass LNG previously issued $1,482 million of such 2016 notes. These notes will be identical to and will be pari passu with the outstanding 2016 notes. These notes and the outstanding 2016 notes will be treated as a single series of notes under the indenture; however, these notes will be issued with an original issue discount for U.S. federal income tax purposes and therefore will not trade as a single class with the outstanding 2016 notes.

These notes will not be registered under the Securities Act or any state securities laws and may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement does not constitute an offer to sell, or a solicitation of an offer to buy, such securities and shall not constitute an offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

This press release contains certain statements that may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, statements regarding the business strategy, plans and objectives of Cheniere or Sabine Pass LNG. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. The actual results for Cheniere or Sabine Pass LNG could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including market conditions and other risks typically associated with securities offerings. In particular, the forward-looking statements of Cheniere or Sabine Pass LNG are subject to the risks and uncertainties discussed in Cheniere’s periodic reports and Sabine Pass LNG’s periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.

CONTACTS:

Cheniere Energy, Inc.

Christina Cavarretta

Manager Investor Relations

713-375-5104

Diane Haggard

Manager Media Relations

713-375-5259

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